Filed Pursuant to Rule 424(b)(5)
Registration No. 333-289263
Prospectus supplement
(To prospectus dated August 5, 2025)

Broadridge Financial Solutions, Inc.
$500,000,000
5.750% Senior Notes due 2036
Broadridge Financial Solutions, Inc. is offering $500 million aggregate principal amount of its 5.750% Senior Notes due 2036 (the “notes”). The notes will bear interest of a rate of 5.750% per annum and will mature on May 15, 2036. Interest on the notes will be payable semiannually on May 15 and November 15 of each year, beginning on November 15, 2026, and will accrue from May 15, 2026.
We may redeem the notes in whole or in part at any time prior to their maturity at the redemption prices described in “Description of Notes—Optional Redemption.” Upon the occurrence of a “change of control repurchase event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but excluding, the date of repurchase.
The notes will be our unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries. The notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales. The notes are not and will not be listed on any securities exchange. Currently, there is no public market for the notes.
See “Risk Factors” beginning on page S-9 and the risk factors described in the “Risk Factors” section in our annual report on Form 10-K for the fiscal year ended June 30, 2025 (the “2025 Annual Report”) for a discussion of certain risks that you should consider in connection with an investment in the notes.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds to us, before expenses
Per Note	99.700%	0.650%	99.050%
Total	$498,500,000	$3,250,000	$495,250,000

(1)	Plus accrued interest, if any, from May 15, 2026, if settlement occurs after that date.
We expect that delivery of the notes will be made to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”), for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank, S.A./N.V., on or about May 15, 2026.
Joint Book-Running Managers

J.P. Morgan	BofA Securities	Morgan Stanley	Wells Fargo Securities
BNP PARIBAS	TD Securities	Truist Securities	US Bancorp

Co-Managers

BMO Capital Markets	HSBC	Loop Capital Markets
RBC Capital Markets	Scotiabank	Barclays

May 4, 2026

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the captions “Where You Can Find More Information” and “Incorporation by Reference.”
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.
The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or of any sale of our debt securities.
Any statement made in this prospectus supplement or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
References in this prospectus supplement to “Broadridge,” “our company,” “we,” “us” and “our” are to Broadridge Financial Solutions, Inc., a Delaware corporation, including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References in this prospectus supplement to the “Issuer” refer to Broadridge Financial Solutions, Inc. and not any of its subsidiaries. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional relevant information about us in the registration statement, including the attached exhibits. Any statements made in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the legal documents. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.
We maintain an Investor Relations website on the Internet at http://www.broadridge-ir.com. We make available free of charge, on or through this website, our annual, quarterly and current reports, and any amendments to those reports as soon as reasonably practicable following the time they are electronically filed with or furnished to the SEC. To access these, just click on the “Financials” link found at the top of our Investor Relations homepage. You can also access our Investor Relations website through our main website at http://www.broadridge.com by clicking on the “Investor Relations” link, which is located at the top of our homepage. Information contained on our website is not incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement or any other report filed with or furnished to the SEC, in each case, except to the extent our SEC filings are expressly incorporated by reference herein or therein.

TRADEMARKS AND COPYRIGHTS
We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. Other trademarks, service marks and trade names appearing in this prospectus supplement or the documents incorporated by reference herein are the property of their respective owners. We also own or have the rights to copyrights that protect certain content used in connection with our business. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus supplement are listed without the ®, ™ and ©, symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, tradenames and copyrights.
INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference in this prospectus supplement and the accompanying prospectus (except for any information included in such documents under Item 2.02 and Item 7.01 pursuant to Regulation FD (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K, which shall not be deemed “filed” for any purpose):
•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 (filed on August 5, 2025) (our “2025 Annual Report”);
•	our Quarterly Reports for the quarters ended September 30, 2025 (filed on November 4, 2025), December 31, 2025 (filed on February 3, 2026) and March 31, 2026 (filed on April 30, 2026);
•	the information specifically incorporated by reference into our 2025 Annual Report from our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 2, 2025; and
•	our Current Reports on Form 8-K filed on August 21, 2025, August 25, 2025, November 13, 2025, November 14, 2025 (Film No.: 251486660), February 3, 2026 (Film No.: 26589272) and March 6, 2026.
All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement and the accompanying prospectus until the registration statement of which this prospectus supplement and the accompanying prospectus is a part ceases to be effective shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference.
You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning us at the following address: Broadridge Financial Solutions, Inc., 5 Dakota Drive, Lake Success, NY 11042, Attention: Investor Relations (telephone: 516-472-5400).

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This prospectus supplement and the documents incorporated in this prospectus supplement by reference may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be,” “on track,” and other words of similar meaning, are forward-looking statements.
These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors described and discussed in Part I, “Item 1A. Risk Factors” of our 2025 Annual Report, as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this prospectus supplement and are expressly qualified in their entirety by reference to the factors discussed in the 2025 Annual Report.
These risks include:
•	changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge;
•
Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms;

•	a material security breach or cybersecurity attack affecting the information of Broadridge’s clients;
•	declines in participation and activity in the securities markets;
•	the failure of Broadridge’s key service providers to provide the anticipated levels of service;
•	a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services;
•	overall market, economic and geopolitical conditions and their impact on the securities markets;
•	the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients;
•	Broadridge’s failure to keep pace with changes in technology and demands of its clients;
•	competitive conditions;
•	Broadridge’s ability to attract and retain key personnel; and
•	The impact of new acquisitions and divestitures.
There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our 2025 Annual Report and in the other documents incorporated by reference into this prospectus supplement for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.
Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents identified under the captions “Where You Can Find More Information” and “Incorporation by Reference” in their entirety. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section in the accompanying prospectus. Unless otherwise indicated, references in this prospectus supplement to “fiscal year” refer to a twelve month period ended June 30.
Our Company
Broadridge, a Delaware corporation, is a global financial technology leader powering investing, corporate governance, and communications. We deliver technology-driven solutions to banks, broker-dealers, asset and wealth managers, public companies, investors and mutual funds, that enable our clients to operate, innovate and grow. Our trusted expertise and transformative technology solutions help financial services companies enhance investor engagement, optimize trading and investing, and digitize communications.
We operate our business in two reportable segments: Investor Communication Solutions and Global Technology and Operations.
Corporate Information
Our headquarters are located at 5 Dakota Drive, Lake Success, New York 11042, our telephone number is (516) 472-5400, and our website is www.broadridge.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement, the accompanying prospectus or the registration statement, in each case, except for our SEC filings that are expressly incorporated by reference herein or therein.

The Offering
Issuer
Broadridge Financial Solutions, Inc., a Delaware corporation.
Securities
$500 million aggregate principal amount of 5.750% senior notes due 2036.
Maturity Date
May 15, 2036.
Interest Payment Dates
Interest on the notes will accrue at a rate of 5.750% per annum. Interest will be paid semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2026. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Ranking
The notes will be unsecured and unsubordinated obligations of the Issuer and will rank equally with other unsecured and unsubordinated obligations of the Issuer. See “Description of Notes—Ranking.”
Change of Control Repurchase Event
Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” the Issuer will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase.
Optional Redemption
Prior to February 15, 2036 (three months prior to maturity of the notes) (the “Par Call Date”), we may redeem all or a portion of the notes pursuant to a “make-whole” call, plus accrued and unpaid interest to, but excluding, the redemption date. If the redemption date of the notes is on or after the Par Call Date, the redemption price will equal 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”
Certain Covenants
The indenture relating to the notes will, among other things, limit the Issuer’s ability and the ability of certain of the Issuer’s subsidiaries to create or assume liens and enter into sale and leaseback transactions, and limit the Issuer’s ability to engage in mergers or consolidations and transfer or lease all or substantially all of its assets. See “Description of Notes—Certain Covenants.”
Further Issuances
We may create and issue additional notes ranking equally with the notes initially offered in this offering and otherwise similar in certain respects. These additional notes could be part of the same series of the notes initially offered in this offering. There is no limit on the amount of notes that can be issued under the indenture.
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting the underwriting discount and our estimated offering expenses, will be approximately $493.5 million. We intend to use the net proceeds from this offering, together with cash on hand, to repay our outstanding 3.400% senior notes due 2026 (the “Existing 2026 Notes”). See “Use of Proceeds.”
Denomination
$2,000 initially and integral multiples of $1,000 in excess thereof.
No Listing
We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.
Book Entry
The notes will be delivered in book-entry form only through DTC for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank N.V./S.A.
Risk Factors
An investment in the notes involves certain risks that an investor should carefully evaluate prior to making an investment in the notes. You should carefully read the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section of the accompanying prospectus.
Trustee
U.S. Bank Trust Company, National Association.
Governing Law
The indenture and the notes will be governed by the laws of the State of New York.

Summary Historical Financial Data
The following tables set forth summary consolidated financial information from our audited consolidated financial statements as of and for the fiscal years ended June 30, 2025, 2024 and 2023, summary consolidated financial information from our unaudited consolidated financial statements as of March 31, 2026 and for the nine months ended March 31, 2026 and 2025. The summary financial data presented below should be read in conjunction with our consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our 2025 Annual Report and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 incorporated by reference in this prospectus supplement.

	Year Ended June 30,			Nine Months Ended March 31,
	2025	2024	2023	2026	2025
	(in millions)
Statements of Earnings Data
Revenues	$6,889.1	$6,506.8	$6,060.9	$5,256.9	$4,823.7
Earnings before income taxes	1,058.7	877.4	794.9	923.9	587.2
Net earnings	839.5	698.1	630.6	726.2	465.3

	As of June 30,		As of March 31,
	2025	2024	2026
Balance Sheet Data
Cash and cash equivalents	$561.5	$304.4	$304.8
Total current assets	1,817.1	1,540.9	1,797.7
Property, plant and equipment, net	170.1	162.2	160.1
Total assets	8,545.0	8,242.4	8,779.2
Total current liabilities	1,861.2	1,421.8	1,906.6
Long-term debt	2,753.0	3,355.1	2,727.2
Total liabilities	5,889.9	6,074.2	5,960.4
Total stockholders’ equity	2,655.1	2,168.2	2,818.8

RISK FACTORS
Investing in the notes involves risks. You should carefully consider the risk factors described in the “Risk Factors” section in our 2025 Annual Report and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus. You should carefully consider the risks described below, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the notes. The risks described below are not the only risks applicable to us. Additional risks not currently known to us or that we currently consider immaterial also may impair our business.
Risks Relating to the Notes
We are a holding company, and our only material source of cash is dividends and distributions from our subsidiaries.
The Issuer is a holding company with no material business operations of its own. Its principal assets are the capital stock of its subsidiaries and it conducts virtually all of its business operations through its subsidiaries. As a result, its only material sources of cash are dividends and distributions with respect to its ownership interests in its subsidiaries that are derived from the earnings and cash flow they generate. The Issuer’s ability to pay principal and interest on the notes depends in part on the ability of its subsidiaries to declare and distribute dividends or to advance money to the Issuer. The earnings of the Issuer’s subsidiaries will depend on their respective financial and operating results, which will be affected by prevailing economic and competitive conditions and by financial, business, and other factors beyond the Issuer’s and its subsidiaries’ control. Accordingly, if the Issuer’s and its subsidiaries’ financial condition and operating results were to deteriorate, the Issuer may encounter difficulty in meeting its debt obligations. The ability of the Issuer’s subsidiaries to pay dividends and make distributions or other payments to the Issuer may be restricted by, among other things, applicable laws and regulations and by the terms of the agreements in which they have entered.
As a result of the Issuer’s holding company structure, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of any of its subsidiaries, all of such subsidiaries’ creditors would be entitled to payment in full out of its assets before the Issuer, as shareholder, would be entitled to any payment.
We may be unable to generate sufficient cash to service our debt obligations and make payments on the notes.
Our ability to pay our expenses and to pay the principal and interest on the notes and our other debt depends on our ability to generate positive cash flows in the future. Our operations may not generate cash flows in an amount sufficient to enable us to pay the principal and interest on our debt, including the notes, or to fund our other liquidity needs. If we do not have sufficient cash flows from operations, we may be required to incur additional indebtedness, refinance all or part of our existing debt, including the notes, or sell assets. Any inability to generate sufficient cash flows or refinance our debt on favorable terms could significantly and adversely affect our financial condition, the value of the notes and our ability to pay the principal and interest on our debt, including the notes. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash.
The notes will be unsecured and rank behind any future secured creditors to the extent of the value of the collateral securing their claims.
Holders of any future secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture governing the notes at such time. Only when our secured debt obligations are satisfied in full will the proceeds of the collateral securing such indebtedness be available, subject to other permitted liens, to satisfy obligations under the notes. Holders of the notes will participate ratably with all holders of the Issuer’s unsecured indebtedness that is deemed to rank equally with the notes, based upon the respective amount owed to each creditor. Upon the occurrence of any of the aforementioned events, because the notes will not be secured by any of the Issuer’s assets, it is possible that its remaining assets might be insufficient to satisfy your claims in full. As of March 31, 2026, the Issuer did not have any secured indebtedness.
The notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries.
You will not have any claim as a creditor against our subsidiaries, and all existing and future indebtedness and other liabilities, including trade payables and preferred stock, whether secured or unsecured, of those subsidiaries will be structurally senior to the notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries, the rights of the holders of notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders (except to the extent we have a claim as a creditor of such subsidiary). As a result, the notes are structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables and preferred stock, of our subsidiaries. As of March 31, 2026, our subsidiaries had approximately $2,242 million in liabilities and no outstanding preferred stock. In addition, the indenture will permit these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.
We may not be able to repurchase all of the notes upon a change of control repurchase event, and there is a possibility that this covenant may be unenforceable under certain circumstances.
We may not be able to repurchase all of the notes upon a change of control repurchase event, and there is a possibility that this covenant may be unenforceable under certain circumstances. As described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event” we will be required to make an offer to repurchase the notes upon the occurrence of a “change of control repurchase event,” which means that a change of control has occurred and, within 60 days thereafter, the notes were to cease to be rated investment grade. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms.
None of our properties has been determined to be a Principal Property (as defined in and under the indenture).
The indenture will include covenants that, among other things, limit our ability to create or permit to exist mortgages and other liens and enter into sale and leaseback transactions with respect to Principal Properties unless the notes are secured on an equal and ratable basis. As of the date of this prospectus supplement, none of our properties is a Principal Property under the indenture.
There is currently no public market for the notes, and an active trading market may not develop for the notes.
There is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and, if commenced, they may, in their sole discretion, discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any market for the notes, your ability to resell any of your notes or the price at which you may be able to resell your notes. If an active trading market for the notes were to develop, the notes could trade at prices that might be lower than their original offering price as a result of many factors, including prevailing interest rates, our operating performance and financial condition, our prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in our notes, our credit ratings with major credit rating agencies and the market for similar securities.

USE OF PROCEEDS
We expect the net proceeds from this offering to be approximately $493.5 million, after deducting underwriters’ discounts and the estimated expenses of the offering payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to repay the Existing 2026 Notes.
As of the date of this prospectus supplement, $500.0 million aggregate principal amount of the Existing 2026 Notes is outstanding. The Existing 2026 Notes accrue interest at a rate of 3.400% per annum and mature on June 27, 2026.
Certain of the underwriters in this offering and/or their respective affiliates may hold a portion of the Existing 2026 Notes. Any underwriter or affiliate of an underwriter that holds such securities will receive a portion of the proceeds from this offering to the extent such proceeds are used in the repayment of such indebtedness. See “Underwriting.”
Nothing contained in this prospectus supplement constitutes a notice of redemption of the Existing 2026 Notes.

CAPITALIZATION
The following table shows our cash and cash equivalents and capitalization as of March 31, 2026:
•	on an actual basis; and
•	on an as-adjusted basis giving effect to the issuance of the notes offered hereby and the use of the net proceeds therefrom.
This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2025 Annual Report and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, both of which are incorporated by reference herein.

	As of March 31, 2026
	Actual	As-adjusted
	($ in millions)
Cash and cash equivalents(1)	$304.8	$293.9
Debt(2)
Revolving Credit Facilities(3)
U.S. Dollar Tranche	170.0	170.0
Multicurrency Tranche	68.3	68.3
Fiscal 2026 Term Loan	747.2	747.2
3.400% senior notes due 2026(4)	499.8	—
2.900% senior notes due 2029(4)	746.7	746.7
2.600% senior notes due 2031(4)	995.1	995.1
Notes offered hereby(5)	—	493.5
Total debt(6)	3,227.0	3,220.7
Total stockholders’ equity	2,818.8	2,818.8
Total capitalization	$6,045.8	$6,039.5

(1)
The as-adjusted cash and cash equivalents figure gives effect to our expected application of approximately $10.9 million of cash on hand for the repayment of the aggregate principal amount outstanding of the Existing 2026 Notes plus accrued and unpaid interest.

(2)	All debt balances are presented exclusive of deferred financing costs.
(3)
Reflects outstanding borrowings under the Revolving Credit Facilities as of March 31, 2026. As of March 31, 2026, we had approximately $1,261.7 million available to be borrowed under the Revolving Credit Facilities. We have aggregate commitments of $238.3 million under our Revolving Credit Facilities.

(4)	Reflects any original issue discount and deferred financing costs.
(5)	Reflects any original issue discount and deferred financing costs, including any underwriting discounts and offering expenses related to the offering.
(6)	Amounts may not sum due to rounding.

DESCRIPTION OF OTHER INDEBTEDNESS
Term Credit Agreement
On August 21, 2025, we entered into the Term Credit Agreement (the “Term Credit Agreement”), providing for term loan commitment in an aggregate principal amount of $750.0 million (the “Fiscal 2026 Term Loan”), replacing the Fiscal 2024 Amended Term Loan. The Fiscal 2026 Term Loan will mature in August 2030 on the fifth anniversary of the amended Funding Date of August 21, 2025. The Fiscal 2026 Term Loan bears interest at Term SOFR plus 1.250% per annum (subject to a step-up to Term SOFR plus 1.375% or term SOFR plus 1.625% or a step-down to Term SOFR plus 1.125% or Term SOFR plus 1.000%, in each case, based on ratings).We may voluntarily prepay the Fiscal 2026 Term Loan in whole or in part and without premium or penalty. In the event of receipt of cash proceeds by us or our subsidiaries from certain incurrences of indebtedness, certain equity issuances, and certain sales, transfers or other dispositions of assets, we will be required to prepay the Fiscal 2026 Term Loan, subject to certain limitations and qualifications as set forth in the Term Credit Agreement. The Term Credit Agreement is subject to certain covenants, including a leverage ratio. At March 31, 2026, we were in compliance with all covenants of the Fiscal 2026 Term Loan.
Revolving Credit Facilities
In December 2024, we entered into an amended and restated $1.5 billion five-year revolving credit facility (the “Fiscal 2025 Revolving Credit Facility”), which replaced the $1.5 billion five-year revolving credit facility entered into during April 2021 (the “Fiscal 2021 Revolving Credit Facility”) (together the “Revolving Credit Facilities”). The Fiscal 2025 Revolving Credit Facility is comprised of a $1.0 billion U.S. dollar tranche and a $500.0 million multicurrency tranche.
The weighted-average interest rate on the Revolving Credit Facilities was 4.46% and 5.68% for the nine months ended March 31, 2026 and 2025, respectively. The fair value of the variable-rate Fiscal 2025 Revolving Credit Facility borrowings at March 31, 2026 approximates carrying value and has been classified as a Level 2 financial liability.
Under the Fiscal 2025 Revolving Credit Facility, revolving loans denominated in U.S. Dollars, Canadian Dollars, Euro, Sterling, Swedish Kronor, and Yen bear interest at Adjusted Term SOFR, Adjusted Term CORRA, EURIBOR, TIBOR, SONIA, and STIBOR, respectively, plus 1.000% per annum (subject to multiple step-ups to 1.250% per annum and multiple step-downs to 0.785%, in each case, based on ratings). The Fiscal 2025 Revolving Credit Facility also has a facility fee of 0.125% per annum (subject to multiple step-ups to 0.25% per annum and multiple step-downs to 0.090% per annum, in each case, based on ratings). The Company may voluntarily prepay, in whole or in part and without premium or penalty, borrowings under the Fiscal 2025 Revolving Credit Facility in accordance with the terms of such facility. The Fiscal 2025 Revolving Credit Facility is subject to certain covenants, including a leverage ratio. At March 31, 2026, we were in compliance with all covenants of the Fiscal 2025 Revolving Credit Facility.
3.400% senior notes due 2026
In June 2016, we completed an offering of $500.0 million in aggregate principal amount of senior notes (the “Fiscal 2016 Senior Notes”). The Fiscal 2016 Senior Notes will mature on June 27, 2026 and bear interest at a rate of 3.40% per annum. Interest on the Fiscal 2016 Senior Notes is payable semi-annually in arrears on June 27 and December 27 of each year. The Fiscal 2016 Senior Notes were issued at a price of 99.589% (effective yield to maturity of 3.449%). The indenture governing the Fiscal 2016 Senior Notes contains certain covenants including covenants restricting Broadridge’s and certain of its subsidiaries’ ability to create or incur liens securing indebtedness for borrowed money, to enter into certain sale-leaseback transactions, and to engage in mergers or consolidations and transfer or lease all or substantially all of our assets. At March 31, 2026, we are in compliance with the covenants of the indenture governing the Fiscal 2016 Senior Notes. The indenture also contains covenants regarding the purchase of the Fiscal 2016 Senior Notes upon a change of control triggering event. We may redeem the Fiscal 2016 Senior Notes in whole or in part at any time before their maturity. The fair value of the fixed-rate Fiscal 2016 Senior Notes at March 31, 2026 and March 31, 2025 was $498.8 million and $493.2 million, respectively, based on quoted market prices and has been classified as a Level 1 financial liability.

2.900% senior notes due 2029
In December 2019, we completed an offering of $750.0 million in aggregate principal amount of senior notes (the “Fiscal 2020 Senior Notes”). The Fiscal 2020 Senior Notes will mature on December 1, 2029 and bear interest at a rate of 2.90% per annum. Interest on the Fiscal 2020 Senior Notes is payable semi-annually in arrears on June 1 and December 1 of each year. The Fiscal 2020 Senior Notes were issued at a price of 99.717% (effective yield to maturity of 2.933%). The indenture governing the Fiscal 2020 Senior Notes contains certain covenants including covenants restricting Broadridge’s and certain of its subsidiaries’ ability to create or incur liens securing indebtedness for borrowed money, to enter into certain sale-leaseback transactions, and to engage in mergers or consolidations and transfer or lease all or substantially all of our assets. At March 31, 2026, we are in compliance with the covenants of the indenture governing the Fiscal 2020 Senior Notes. The indenture also contains covenants regarding the purchase of the Fiscal 2020 Senior Notes upon a change of control triggering event. Broadridge may redeem the Fiscal 2020 Senior Notes in whole or in part at any time before their maturity. The fair value of the fixed-rate Fiscal 2020 Senior Notes at March 31, 2026 and March 31, 2025 was $701.9 million and $692.7 million, respectively, based on quoted market prices and has been classified as a Level 1 financial liability.
2.600% senior notes due 2031
In May 2021, we completed an offering of $1.0 billion in aggregate principal amount of senior notes (the “Fiscal 2021 Senior Notes”). The Fiscal 2021 Senior Notes will mature on May 1, 2031 and bear interest at a rate of 2.60% per annum. Interest on the Fiscal 2021 Senior Notes is payable semi-annually in arrears on May 1 and November 1 of each year. The Fiscal 2021 Senior Notes were issued at a price of 99.957% (effective yield to maturity of 2.605%). The indenture governing the Fiscal 2021 Senior Notes contains certain covenants including covenants restricting Broadridge’s and certain of its subsidiaries’ ability to create or incur liens securing indebtedness for borrowed money, to enter into certain sale-leaseback transactions, and to engage in mergers or consolidations and transfer or lease all or substantially all of our assets. At March 31, 2026, we are in compliance with the covenants of the indenture governing the Fiscal 2021 Senior Notes. The indenture also contains covenants regarding the purchase of the Fiscal 2021 Senior Notes upon a change of control triggering event. The Company may redeem the Fiscal 2021 Senior Notes in whole or in part at any time before their maturity. The fair value of the fixed-rate Fiscal 2021 Senior Notes at March 31, 2026 and March 31, 2025 was $890.3 million and $877.2 million, respectively, based on quoted market prices and has been classified as a Level 1 financial liability.
The Fiscal 2026 Term Loan, Fiscal 2025 Revolving Credit Facility, Fiscal 2016 Senior Notes, Fiscal 2020 Senior Notes, and Fiscal 2021 Senior Notes are senior unsecured obligations of the Company and are ranked equally in right of payment.

DESCRIPTION OF NOTES
Selected provisions of the notes are summarized below. This summary supplements and, to the extent inconsistent with, replaces the description of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. You should read the following information in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus.
The notes will be issued under an indenture dated May 15, 2026 (the “base indenture”) between Broadridge Financial Solutions, Inc. (“Broadridge”) and U.S. Bank Trust Company, National Association, as trustee (the “trustee”), as supplemented to reflect certain terms of the notes by a supplemental indenture to be dated as of May 15, 2026 (together with the base indenture, the “indenture”). The following summary of provisions of the indenture and the 5.750% senior notes due 2036 (the “notes”) does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. This summary may not contain all the information that you may find useful. You should read the indenture and the notes, copies of which are available from Broadridge upon request. Capitalized terms used and not defined in this description of notes have the meanings specified in the indenture. References to “Broadridge” or “the Issuer” in this section of this prospectus supplement are, unless the context otherwise indicates, only to Broadridge Financial Solutions, Inc. and not to any of its subsidiaries.
General
The notes will have the following basic terms:
•
the notes will be unsecured and unsubordinated obligations of Broadridge and will rank equally in right of payment with all other existing and future unsecured and unsubordinated debt obligations of Broadridge;

•	the notes are obligations exclusively of Broadridge and are not guaranteed by any of its subsidiaries;
•	the notes initially will be issued in an aggregate principal amount of $500.0 million, and Broadridge will have the ability to issue additional notes as described under “—Further Issuances” below;
•	the notes will accrue interest at a rate of 5.750% per annum;
•
interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2026;

•	the notes will mature on May 15, 2036 unless redeemed or repurchased prior to that date;
•	Broadridge may redeem the notes, in whole or in part, at any time at its option as described under “—Optional Redemption” below;
•
Broadridge may be required to repurchase the notes in whole or in part at the option of the holders in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” in the accompanying prospectus;

•	the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and
•
the notes will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes” below).

Interest on each note will be paid to the person in whose name that note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.
The notes will not be subject to any sinking fund. Broadridge may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.
Payment and Transfer or Exchange
Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by Broadridge for such purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Broadridge, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.
A holder may transfer or exchange any certificated notes in definitive form at the office or agency of Broadridge maintained for such purposes (which initially will be the corporate trust office of the trustee). No service charge will be made for any registration of transfer or exchange of notes, but Broadridge may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Broadridge is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing of a notice of redemption of notes to be redeemed.
The registered holder of a note will be treated as the owner of that note for all purposes under the indenture.
All amounts of principal of and premium, if any, and interest on the notes paid by Broadridge that remain unclaimed two years after such payment was due and payable will be repaid to Broadridge, and the holders of such notes will thereafter look solely to Broadridge for payment.
Ranking
The notes will be unsecured and unsubordinated obligations of Broadridge and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Broadridge. As of March 31, 2026, Broadridge had approximately $3,227.0 million of unsecured and unsubordinated indebtedness outstanding.
The notes will effectively rank junior in right of payment to all existing and future secured indebtedness of Broadridge to the extent of the assets securing such indebtedness, and to all existing and future liabilities of its subsidiaries, including indebtedness and trade payables. As of March 31, 2026, Broadridge did not have any outstanding secured indebtedness.
Broadridge is a holding company with no material assets and derives substantially all of its operating income and cash flow from its subsidiaries. Therefore, Broadridge’s ability to make payments when due to the holders of the notes is dependent upon the receipt of sufficient funds from its subsidiaries. Claims of creditors of Broadridge’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Broadridge’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of Broadridge’s subsidiaries.
Optional Redemption
Prior to February 15, 2036 (three months prior to the maturity date of the notes) (the “Par Call Date”), Broadridge may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)	100% of the principal amount of the notes to be redeemed, and
(2)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued and unpaid to the date of redemption, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the Par Call Date, Broadridge may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by Broadridge in accordance with the following two paragraphs.
The Treasury Rate shall be determined by Broadridge after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, Broadridge shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, Broadridge shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, Broadridge shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Broadridge shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Broadridge’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless Broadridge defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
Purchase of Notes upon a Change of Control Repurchase Event
If a change of control repurchase event occurs, unless Broadridge has redeemed the notes as described above, Broadridge will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Broadridge, prior to any change of control, but after the public announcement of the change of control, Broadridge will mail (or electronically deliver) a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Broadridge will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, Broadridge will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of compliance with such securities laws or regulations.
The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.
Broadridge will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Broadridge and such third party purchases all notes properly tendered and not withdrawn under its offer.
The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Broadridge. The change of control repurchase event feature is a result of negotiations between Broadridge and the underwriters. Broadridge has no present intention to engage in a transaction involving a change of control, although it is possible that Broadridge could decide to do so in the future. Subject to the limitations discussed below, Broadridge could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Broadridge or credit ratings of the notes.
Broadridge may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Broadridge may be prohibited from repurchasing the notes under the terms of its future debt instruments.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“change of control” means the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Broadridge and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than Broadridge or one of its subsidiaries; or (2) Broadridge becomes aware of (by way of a report or any other filing pursuant to

Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than Broadridge or its subsidiaries, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) of the Exchange Act) of more than 50% of the combined voting power of Broadridge’s voting stock or other voting stock into which Broadridge’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares. A transaction will not be deemed to involve a change of control under clause (2) above if (i) Broadridge becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the voting stock of Broadridge immediately prior to that transaction or (B) immediately following that transaction, no person (other than one or more holding companies satisfying the requirements of this sentence) is the beneficial owner of more than 50% of the voting stock of such holding company.
“change of control repurchase event” means the occurrence of both a change of control and a ratings event.
“Fitch” means Fitch Ratings, Inc., or any successor to the rating agency business thereof.
“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Broadridge.
“Moody’s” means Moody’s Investors Service Inc., or any successor to the rating agency business thereof.
“rating agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P and Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Broadridge, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by Broadridge as a replacement for such rating agency.
“ratings event” means that at any time within 60 days after the earlier of (i) the date of the first public occurrence of a change of control and (ii) the date of public notice of an agreement that, if consummated, would result in a change of control the rating of the notes is lowered by one or more categories (i.e., notches) by at least two of the three rating agencies and the notes are rated below investment grade by at least two of the three rating agencies on any day during such period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies); provided that, in each case, any such ratings event is expressly stated by the applicable rating agency to have been the result of the change of control.
“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.
“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Further Issuances
Broadridge may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes ranking equally and ratably with, and having the same terms as to ranking, redemption, waivers, amendments or otherwise (except for the issue date and, if applicable, the issue price, first interest payment date, initial interest accrual date and the amount of interest payable on the first interest payment date) as, the notes in all respects. Such additional notes may be consolidated and form a single series with the notes and will vote together as one class on all matters with respect to the notes, provided that if such additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will have a different CUSIP number.
Certain Covenants
The indenture will contain the following principal covenants:
Limitation on Liens
Broadridge will not, and will not permit any Significant Subsidiary to, create, incur or assume any lien on any Principal Property to secure indebtedness for borrowed money of Broadridge or any Significant Subsidiary, without securing the notes equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, subject to certain exceptions. Exceptions include:
•	liens existing on the date of the indenture;
•
liens on Principal Property of a person at the time it becomes a subsidiary securing only indebtedness of such person; provided such indebtedness was not incurred in connection with such person or entity becoming a subsidiary and such liens do not extend to any Principal Property other than those of the person becoming a subsidiary;

•
liens existing on Principal Property created at the time of, or within 18 months after, the acquisition, purchase, lease, improvement or development of such Principal Property to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such Principal Property;

•
liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to herein or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien is limited to all or part of substantially the same property which secured the lien extended, renewed or replaced and the amount of indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding);

•	liens on Principal Property incurred in permitted sale and leaseback transactions;
•	liens in favor of only Broadridge or one or more subsidiaries granted by Broadridge or a subsidiary to secure any obligations owed to Broadridge or a subsidiary of Broadridge;
•
liens on Principal Property of any subsidiary of Broadridge registered as a “broker” or a “dealer” as such terms are defined in Sections 3(a)(4) and (5) of the Exchange Act created or otherwise arising in the ordinary course of such subsidiary’s business;

•	liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by Broadridge or any Significant Subsidiary in the ordinary course of business;
•	liens in favor of the trustee granted in accordance with the indenture;
•
liens for taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or not yet subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings and for which Broadridge or any Significant Subsidiary, as applicable, has maintained adequate reserves in accordance with GAAP; and

•
liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions permitted under “—Limitation on Sale and Leaseback Transactions” below, do not exceed the greater of (i) 7.5% of Total Assets measured at the date of incurrence of any such lien and (ii) $650 million.

Limitation on Sale and Leaseback Transactions
Broadridge will not, and will not permit any Significant Subsidiary to, enter into any arrangement with any third-party lender or investor pursuant to which Broadridge or any Significant Subsidiary leases any Principal Property that has been or is to be sold or transferred by Broadridge or the Significant Subsidiary to such third-party lender or investor (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if Broadridge or such Significant Subsidiary would be entitled to incur indebtedness secured by a lien on the Principal Property to be leased (without equally and ratably securing the outstanding notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).
In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:
•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

•	leases between only Broadridge and a subsidiary of Broadridge or only between subsidiaries of Broadridge;
•
leases where the proceeds are at least equal to the fair market value (as determined by Broadridge’s board of directors) of the property and Broadridge applies within 180 days after the sale of an amount equal to the greater of the net proceeds of the sale or the attributable debt associated with the property to the retirement of long-term secured indebtedness; and

•
leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property.

Limitation on Consolidation, Merger and Sale of Assets
Broadridge may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its property and assets taken as a whole to another entity unless:
•
either (1) Broadridge is the surviving or continuing corporation or (2) the successor entity, if other than Broadridge, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes all of Broadridge’s obligations under the notes and the indenture;

•	immediately after giving effect to the transaction, no event of default (as defined below) has occurred and is continuing; and
•	certain other conditions are met, including delivery by us to the Trustee of an officer’s certificate and opinion of counsel as required by the indenture.
In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, Broadridge under the indenture and, subject to the terms of the indenture, Broadridge will be released from the obligation to pay principal and interest on the notes and all obligations under the indenture.
Events of Default
Each of the following is an “event of default” under the indenture with respect to the notes:
(1)	a failure to pay principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise;
(2)	a failure to pay interest on the notes when due and payable, continued for 30 days;
(3)	certain events of bankruptcy, insolvency or reorganization involving Broadridge;
(4)	a failure to comply with “—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets” covenant described above;
(5)
a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (4) immediately above) for 60 days after a Notice of Default (as defined below) is given to Broadridge; and

(6)
(a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Broadridge (other than indebtedness of Broadridge owing to any of its subsidiaries) outstanding in an amount in excess of $200.0 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness of Broadridge (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $200.0 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 6(a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.

A default under clause (5) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify Broadridge of the default and Broadridge does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”
Broadridge shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Broadridge is taking or proposes to take with respect thereto.
If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Broadridge) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare, by notice to Broadridge in writing (and to the trustee, if given by the holders of the notes) specifying the event of default, to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Broadridge shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of notes then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the notes if all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the notes, have been cured or waived as provided in the indenture.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.
No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:
(a)	such holder has previously given to the trustee written notice of a continuing event of default,
(b)
the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and

(c)
the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such note.
The indenture requires Broadridge to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Broadridge is required to deliver to the trustee a statement specifying such default or event of default.
Definitions
The indenture contains the following defined terms:
“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture.
“guarantee” means any obligation, contingent or otherwise, of any person guaranteeing any indebtedness of any other person and any obligation, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.
“incur” means issue, assume, guarantee or otherwise become liable for.
“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).
“Non-recourse Obligation” means indebtedness or other obligations substantially related to the financing of a project involving the development or expansion of properties of Broadridge or any direct or indirect subsidiaries of Broadridge, as to which the obligee with respect to such indebtedness or obligation has no recourse to Broadridge or any direct or indirect subsidiary of Broadridge or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
“Principal Property” means any real property, fixtures, machinery and equipment relating to any facility, together with the land upon which it is erected and fixtures comprising a part thereof, owned by Broadridge or any Significant Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1.0% of Total Assets, other than any such manufacturing plant or warehouse or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) which, in the opinion of the board of directors or management of Broadridge, is not of material importance to the total business conducted by Broadridge and its subsidiaries, taken as a whole.
“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.
“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Total Assets” means the total consolidated assets of Broadridge and its subsidiaries determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Broadridge and calculated on a pro forma basis to give effect to any investments and acquisitions that have been made by Broadridge or any of its subsidiaries as if they had occurred on date of the most recent balance sheet.
Modification and Waiver
Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the then-outstanding notes of all series affected by such amendment (including consents obtained in connection with a tender offer or exchange for notes of such series). Broadridge and the trustee may, without the consent of any holders, change the indenture for any of the following purposes:
•	to evidence the succession of another person to Broadridge and the assumption by any such successor of the covenants of Broadridge under the indenture and the notes;
•	to add to the covenants of Broadridge for the benefit of holders of the notes or to surrender any right or power conferred upon Broadridge;
•	to add any additional events of default for the benefit of holders of the notes;

•
to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form;

•	to secure the notes;
•	to add or appoint a successor or separate trustee;
•	to cure any ambiguity, mistake, defect or inconsistency;
•	to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of notes;
•	to make any other change that would not materially adversely affect the holders of the notes;
•
to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 (the “Act”);

•	to conform the indenture to this Description of Notes; and
•	to reflect the issuance of additional notes as permitted by the indenture.
Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each note affected thereby:
•	make any change to the percentage of principal amount of notes the holders of which must consent to an amendment, modification, supplement or waiver;
•	reduce the rate of or extend the time of payment for interest on any note;
•	reduce the principal amount or extend the stated maturity of any note;
•
reduce the redemption or repurchase price of any note, change the date on which any note is subject to redemption or repurchase or add redemption provisions to the notes (other than provisions relating to the number of days of notice to be given in the event of a redemption);

•	make any note payable in money other than that stated in the indenture or the note;
•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes; or
•	make any change in the ranking or priority of any note that would adversely affect the holder of such note.
The holders of at least a majority in principal amount of the outstanding notes may waive compliance by Broadridge with certain restrictive provisions of the indenture with respect to the notes. The holders of at least a majority in principal amount of the outstanding notes may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note.
Defeasance
Broadridge at any time may terminate all its obligations with respect to the notes and the indenture (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Broadridge at any time may also terminate its obligations with respect to the notes under the covenants described under “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” under clause (5) under “—Events of Default” and under the provisions described under “—Purchase of Notes upon a Change of Control Repurchase Event,” which termination is referred to in this prospectus supplement as “covenant defeasance.” Broadridge may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
If Broadridge exercises its legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default with respect thereto. If Broadridge exercises its covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default specified in clauses (5) and (6) under “—Events of Default” with respect to the covenants described under “—Certain Covenants” and Broadridge will no longer be obligated to make an offer under the “—Purchase of Notes upon a Change of Control Repurchase Event” provision upon the occurrence of a change of control.
The legal defeasance option or the covenant defeasance option with respect to the notes may be exercised only if:
(a)
Broadridge irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the notes being defeased to maturity or the Par Call Date, as applicable;

(b)
no default or event of default with respect to the notes has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other indebtedness), and the granting of liens to secure such borrowings);

(c)	in the case of the legal defeasance option, Broadridge delivers to the trustee an opinion of counsel stating that:
(1)	Broadridge has received from the Internal Revenue Service a ruling; or
(2)
since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(d)
in the case of the covenant defeasance option, Broadridge delivers to the trustee an opinion of counsel to the effect that the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(e)
Broadridge delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Discharge
When (i) Broadridge delivers to the trustee all outstanding notes (other than notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding notes have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Broadridge irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon, and if in either case Broadridge pays all other sums related to the notes payable under the indenture by Broadridge, then the indenture shall, subject to certain surviving provisions, cease to be of further effect. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the notes on demand of Broadridge accompanied by an officer’s certificate and an opinion of counsel of Broadridge.
Same-day Settlement and Payment
The notes will trade in the same-day funds settlement system of DTC until maturity or until Broadridge issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Broadridge can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes
The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.
Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.
DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
Ownership of Beneficial Interests
Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).
So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. Broadridge understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.
All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.
Broadridge expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Broadridge also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Broadridge, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.
Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
Broadridge expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. Although Broadridge expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Broadridge, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated securities may be issued in exchange for beneficial interests in the global notes under certain circumstances, including (i) if an event of default shall have occurred and be continuing with respect to the notes, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days or (iii) at any time Broadridge determines, in its sole discretion, that the notes or portions thereof issued or issuable in the form of one or more global notes shall no longer be represented by such global note. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Broadridge believes to be reliable, but Broadridge does not take responsibility for its accuracy.
Euroclear and Clearstream, Luxembourg
If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, S.A., which is referred to as “Clearstream, Luxembourg,” or Euroclear Bank SA/NV, as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.
Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Broadridge has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.
Governing Law
The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Regarding the Trustee
U.S. Bank Trust Company, National Association is the trustee under the indenture and has also been appointed by Broadridge to act as registrar, transfer agent and paying agent for the notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary deals only with notes held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)), by persons who purchase the notes for cash upon original issuance at their “issue price” (the first price at which a substantial amount of the notes is sold for cash to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler). This summary does not address the tax consequences to persons that acquire notes pursuant to this offering and are holders of outstanding indebtedness under the Existing 2026 Notes. We expect, and the remainder of this summary assumes, that a substantial amount of the notes will be acquired for cash by persons other than such holders.
As used herein, a “U.S. holder” means a beneficial owner of the notes that is, for United States federal income tax purposes, any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation that is organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the notes that is, for United States federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.
If any entity or arrangement classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.
This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:
•	a dealer in securities or currencies;
•	a bank or other financial institution;
•	a regulated investment company;
•	a real estate investment trust;
•	a tax-exempt entity;
•	an insurance company;
•	a person holding the notes as part of a wash sale, hedging, integrated, conversion or constructive sale transaction or a straddle;
•	a trader in securities that has elected the mark-to-market method of accounting for your securities;
•	a person liable for alternative minimum tax;
•	a partnership or other pass-through entity (or an investor in such an entity);
•	a person subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement;
•	a U.S. holder whose “functional currency” is not the U.S. dollar;
•	a U.S. holder that holds notes through a non-U.S. broker or other non-U.S. intermediary;

•	a “controlled foreign corporation”;
•	a corporation that accumulates earnings to avoid United States federal income tax;
•	a “passive foreign investment company”; or
•	a United States expatriate.
This summary is based on the Code, United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed or subject to different interpretations, possibly on a retroactive basis, so as to result in United States federal income tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the United States federal income tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.
This summary does not represent a detailed description of the United States federal income consequences to you in light of your particular circumstances. This summary also does not address the effects of any United States federal tax consequences other than United States federal income tax consequences (such as estate and gift taxes and the Medicare tax on certain investment income) and does not address state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes.
If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Certain Tax Consequences to U.S. Holders
The following is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder.
Stated interest. Stated interest on the notes generally will be taxable to you as ordinary income at the time such interest is received or accrued, depending on your regular method of accounting for United States federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount for United States federal income tax purposes.
Sale, exchange, retirement, redemption or other taxable disposition of notes. Upon a sale, exchange, retirement, redemption or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon such disposition (less any amount attributable to accrued and unpaid stated interest, which will be taxable as interest income to the extent not previously so taxed) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note. Any such gain or loss will be capital gain or loss. Capital gains of non-corporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Information reporting and backup withholding. In general, information reporting requirements will apply to payments of stated interest on the notes and the proceeds of a sale or other taxable disposition (including a retirement or redemption) of a note paid to you, unless you are an exempt recipient such as a corporation. Backup withholding may apply to any payments described in the preceding sentence if you fail to provide a taxpayer identification number and a certification that you are not subject to backup withholding.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.
Certain Tax Consequences to Non-U.S. Holders
The following is a summary of certain United States federal income tax consequences that will apply to you if you are a non-U.S. holder.

Payments of interest. Subject to the discussion below regarding backup withholding and FATCA, United States federal income or withholding tax will not apply to any payment of interest on the notes, provided that:
•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;
•	you do not actually or constructively own stock representing 10% or more of the total combined voting power of all classes of our voting stock;
•	you are not a controlled foreign corporation that is related to us through actual or constructive stock ownership;
•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and
•
either (1) you provide your name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify that you are not a United States person as defined under the Code or (2) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:
•	IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or
•
IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Effectively connected income”).

If payments of interest made to you are effectively connected with your conduct of a trade or business in the United States, such interest will be taxed as described below under “—Effectively connected income.”
Sale, exchange, retirement, redemption or other taxable disposition of notes.
Subject to the discussion below regarding backup withholding and FATCA, any gain recognized on a sale, exchange, retirement, redemption or other taxable disposition of a note generally will not be subject to United States federal income or withholding tax unless:
•
the gain is effectively connected with your conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained in the United States), in which case, you will be subject to tax as described below under “—Effectively connected income”; or

•
you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will be subject to a flat 30% United States federal income tax on the gain recognized, which may be offset by certain U.S.-source capital losses.

Any amount received by a non-U.S. holder on the sale, exchange, retirement, redemption or other taxable disposition of a note that is attributable to accrued and unpaid interest will generally be subject to United States federal income tax in accordance with the rules for taxation of interest described above.
Effectively connected income. If you are engaged in a trade or business in the United States and interest on the notes or gain recognized on a sale, exchange, retirement, redemption or other taxable disposition of a note is effectively connected with the conduct of that trade or business (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained in the United States), then you generally will be subject to United States federal income tax on that interest or gain on a net income basis in the same manner as if you were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.
Information reporting and backup withholding. Generally, information reporting will apply to the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside or are established under the provisions of an applicable income tax treaty or agreement.
In general, you will not be subject to backup withholding with respect to payments of interest on the notes that we make to you, provided that the applicable withholding agent has received from you the required certification that you are not a United States person as defined under the Code, described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—Payments of interest.”
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the applicable withholding agent that you are not a United States person as defined under the Code, or you otherwise establish an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.
FATCA
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W 8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W 8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of the notes.
While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of the notes, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. No such final Treasury regulations have been issued as of the date hereof.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase of the notes, or any interest therein, by (i) “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the prohibited transaction and/or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iii) entities, the underlying assets of which are considered to include the assets of any of the foregoing described in clauses (i) or (ii) pursuant to ERISA or other applicable law (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.
In considering an investment in the notes, or any interest therein, with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes, or any interest therein, by a Covered Plan with respect to which the Issuer or the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more, or receives no less, than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the notes, or any interest therein, in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes, or any interest therein, should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under Title I of ERISA and Section 4975 of the Code or a similar violation of any applicable Similar Laws.
Accordingly, by the acquisition and holding of a note, or any interest therein, each purchaser and each subsequent transferee will be deemed to have represented and warranted that either (i) it is not, and it is not investing on behalf of, a Plan or (ii) the acquisition and holding of the note, or any interest therein, by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws, and none of the Issuer or any underwriter is acting as a fiduciary with respect to such acquisition and holding of the note, or any interest therein (unless a statutory or administrative exemption applies (all of the applicable conditions of which are satisfied) or the transaction is not otherwise prohibited).
THE FOREGOING DISCUSSION IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL INCLUSIVE. DUE TO THE COMPLEXITY OF THESE RULES AND THE PENALTIES THAT MAY BE IMPOSED UPON PERSONS INVOLVED IN NON-EXEMPT PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT FIDUCIARIES, OR OTHER PERSONS CONSIDERING PURCHASING THE NOTES, OR ANY INTEREST THEREIN, ON BEHALF OF, OR WITH THE ASSETS OF, ANY PLAN, CONSULT WITH THEIR COUNSEL REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH INVESTMENT AND WHETHER AN EXEMPTION WOULD BE APPLICABLE TO THE PURCHASE AND HOLDING OF THE NOTES, OR ANY INTEREST THEREIN.

UNDERWRITING
Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal amount of notes
J.P. Morgan Securities LLC	$75,000,000
BofA Securities, Inc.	$75,000,000
Morgan Stanley & Co. LLC	$75,000,000
Wells Fargo Securities, LLC	$75,000,000
BNP Paribas Securities Corp.	$32,500,000
TD Securities (USA) LLC	$32,500,000
Truist Securities, Inc.	$32,500,000
U.S. Bancorp Investments, Inc.	$32,500,000
BMO Capital Markets Corp.	$12,500,000
HSBC Securities (USA) Inc.	$12,500,000
Loop Capital Markets LLC	$12,500,000
RBC Capital Markets, LLC	$12,500,000
Scotia Capital (USA) Inc.	$12,500,000
Barclays Capital Inc.	$7,500,000
Total	$500,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.
We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial public offering of the notes, the underwriters may change the offering price and other selling terms.
The following table shows the underwriting discount that Broadridge will pay to the underwriters in connection with this offering:

Paid by Broadridge
Per note	0.650%
Total	$3,250,000

We estimate that our expenses of this offering, excluding the underwriting discount, will be approximately $475,000.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
It is expected that delivery of the notes will be made against payment therefor on or about May 15, 2026, which is the ninth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+9”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+9 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the note to be higher than it might be in the absence of these purchases.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriters in stabilizing or short covering transactions.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
In the ordinary course of their various business activities, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with Broadridge and its affiliates, for which they have received or may receive customary fees and commissions.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of Broadridge. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Certain of the underwriters in this offering and/or their respective affiliates may hold a portion of the Existing 2026 Notes. Any underwriter or affiliate of an underwriter that holds such securities will receive a portion of the proceeds from this offering to the extent such proceeds are used in the repayment of such indebtedness. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee. See “Use of Proceeds.”
Selling Restrictions
Canada
The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) or the accompanying prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one or more of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
United Kingdom
The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exception from the prohibition on offers to the public under the POATRs.
The communication of this prospectus supplement and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement and the accompanying prospectus are only being distributed to, and are directed only at, and any offer subsequently made may only be directed at, (A) persons outside the UK, or (B) persons in the UK (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or (ii) who are high net worth companies (or persons to whom they may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK, by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in only with, relevant persons.

Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws, regulations and ministerial guidelines of Japan.
Korea
The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, directly or indirectly, to any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the prospectus supplement and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
Singapore
Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law, (4) as specified in Section 276(7) of the SFA or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes or the offering is intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes or offering constitutes a prospectus pursuant to the FinSA and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes or offering may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.
United Arab Emirates
The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or the offering have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS
White & Case LLP will pass upon certain legal matters relating to the validity of the notes offered in this prospectus supplement for us. Simpson Thacher & Bartlett LLP will pass upon certain legal matters for the underwriters.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from Broadridge Financial Solutions, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2025, and the effectiveness of Broadridge Financial Solutions, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Broadridge Financial Solutions, Inc.
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units
This prospectus contains a general description of certain material terms of the debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, and stock purchase units which we may offer for sale from time to time. These securities may be offered in one or more different series, each of which will have terms and conditions distinct from the terms and conditions of each other series of securities offered pursuant to this prospectus. The specific terms and conditions of the securities to be offered from time to time, to the extent they are not described in this prospectus or are different than those described in this prospectus, will be contained in one or more supplements to this prospectus, which will be provided when we make an offering of such securities. A supplement may also contain other important information concerning Broadridge Financial Solutions, Inc., the securities being offered or the offering, including certain U.S. federal income tax consequences and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the securities being offered by means of that supplement and this prospectus. A supplement may also supplement, change or update information contained in this prospectus, and we may supplement, change or update any of the information contained in this prospectus by incorporating information by reference in this prospectus. You should read this prospectus, the applicable prospectus supplement and any documents incorporated by reference into this prospectus carefully before you invest.
In addition, selling securityholders to be named in a prospectus supplement may offer our securities from time to time. To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.
The securities will be issued by Broadridge Financial Solutions, Inc.
The common stock of Broadridge Financial Solutions, Inc. is listed on the New York Stock Exchange under the trading symbol “BR.” Unless we state otherwise in a prospectus supplement, we will not list any of the securities described in this prospectus on any securities exchange. Investing in our securities involves risks. See the “Risk Factors” on page 5 and the risk factors described in any accompanying prospectus supplement or in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.
This prospectus may not be used to offer or sell any securities unless it is accompanied by the applicable prospectus supplement.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is August 5, 2025.

i

ABOUT THIS PROSPECTUS
References in this prospectus to “Broadridge,” “Company,” “we,” “us” and “our” are to Broadridge Financial Solutions, Inc., a Delaware corporation, including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. Our principal executive offices are located at 5 Dakota Drive Lake Success, NY 11042, and our telephone number is (516) 472-5400.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration procedure. Under this procedure, we may offer and sell debt securities, common stock, preferred stock, depository shares, warrants, stock purchase contracts, and stock purchase units, from time to time in one or more series in one or more offerings. No limit exists on the aggregate amount of the securities we may sell pursuant to the registration statement. The securities sold may be denominated in U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the prospectus supplement.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of such securities. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus may be modified or superseded by any statement made by us in a prospectus supplement, and in the event the information set forth in a prospectus supplement differs in any way from the information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Incorporation by Reference.”
You should read both this prospectus and any prospectus supplement together with additional information described under the captions “Where You Can Find More Information” and “Incorporation By Reference.”
You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any pricing supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Broadridge, or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Broadridge since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the securities being offered by means of that supplement and this prospectus.
We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

Our common stock is listed on the New York Stock Exchange under the symbol “BR.” If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated in this prospectus by reference may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be,” “on track,” and other words of similar meaning, are forward-looking statements. In particular, statements about our financial guidance and our three-year objectives are forward-looking statements.
These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors described and discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2025 (the “2025 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this prospectus and are expressly qualified in their entirety by reference to the factors discussed in the 2025 Annual Report.
These risks include:
•	changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge;
•
Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms;

•	a material security breach or cybersecurity attack affecting the information of Broadridge’s clients;
•	declines in participation and activity in the securities markets;
•	the failure of Broadridge's key service providers to provide the anticipated levels of service;
•	a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services;
•	overall market, economic and geopolitical conditions and their impact on the securities markets;
•	the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients;
•	Broadridge’s failure to keep pace with changes in technology and demands of its clients;
•	competitive conditions;
•	Broadridge’s ability to attract and retain key personnel; and
•	the impact of new acquisitions and divestitures.
There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.
Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

OUR COMPANY
Broadridge, a Delaware corporation, is a global financial technology leader powering investing, corporate governance, and communications. We deliver technology-driven solutions to banks, broker-dealers, asset and wealth managers, public companies, investors and mutual funds, that enable our clients to operate, innovate and grow. Our trusted expertise and transformative technology solutions help financial services companies enhance investor engagement, optimize trading and investing, and digitize communications.
We operate our business in two reportable segments: Investor Communication Solutions and Global Technology and Operations.
The Company was incorporated under the laws of the State of Delaware on April 2, 2007.
Our principal executive offices are located at 5 Dakota Drive Lake Success, NY 11042, and our telephone number is (516) 472-5400.

RISK FACTORS
Investing in our securities involves risk. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file, and all other information contained or incorporated by reference into this prospectus and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Special Note About Forward-Looking Statements.”

USE OF PROCEEDS
Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the securities for general corporate purposes, including working capital, capital expenditures, payment of dividends, share repurchases, acquisitions and the refinancing of existing debt. We may use funds that are not immediately needed for general corporate purposes to temporarily invest in short-term marketable securities.
Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF DEBT SECURITIES
References to “Broadridge” in this section of this prospectus are, unless the context otherwise indicates, only to Broadridge Financial Solutions, Inc. and not to any of its subsidiaries.
We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.
The debt securities will be direct obligations of Broadridge and, if senior, will rank equally and ratably in right of payment with other indebtedness of Broadridge that is not subordinated. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture (the “base indenture” and together, with any applicable supplemental indenture thereto, the “indenture”), to be entered into by and between us and U.S. Bank Trust Company, National Association, as trustee, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part.
The discussion of the material provisions of the indenture and the debt securities set forth below and the discussion of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement are subject to and are qualified in their entirety by reference to all of the provisions of the indenture, which provisions of the indenture (including defined terms) are incorporated in this description of debt securities by reference.
The indenture does not limit the aggregate principal amount of debt securities that may be issued under it. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The following description of debt securities summarizes certain general terms and provisions of the series of debt securities to which any prospectus supplement may relate. The particular terms of each series of debt securities offered by a prospectus supplement or prospectus supplements will be described in the prospectus supplement or prospectus supplements relating to that series and such particular terms may be in addition to, or different than, the general terms and provisions described herein, in each case, as set forth in the applicable prospectus supplement or prospectus supplements.
Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.
General
We will set forth in a prospectus supplement, to the extent required, the following terms of the series of debt securities in respect of which the prospectus supplement is delivered:
•	the issue price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;
•	the title of the series of the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	any applicable subordination provisions for any subordinated debt securities;
•	the issue date;
•
whether the debt securities will be issued in the form of definitive debt securities or global debt securities and, if issued in the form of global debt securities, the identity of the depositary for such global debt security or debt securities;

•	the date or dates on which we will make principal payments;
•	the rate or rates at which the debt securities will bear interest or, if applicable, the method used to determine such rate or rates;
•	the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any record date for the interest payable on any interest payment date;

•	the place or places where principal of and any premium and interest on the debt securities of the series will be payable;
•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•	any optional or mandatory redemption provisions;
•	any events of default in addition to those provided in the indenture;
•	any other specific terms, rights or limitations of, or restrictions on, the debt securities, and any terms that may be required or advisable under applicable laws or regulations; and
•	any covenants relating to us with respect to the debt securities of a particular series if not set forth in the indenture.
The debt securities will be issuable only in fully registered form, without coupons, or in the form of one or more global debt securities. The debt securities will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the prospectus supplement.
Unless otherwise indicated in the applicable prospectus supplement, principal of and interest and premium, if any, on the debt securities will be payable at our office or agency maintained for this purpose within New York City, or, at our option, payment of interest on the debt securities may be made by check mailed to the holders of the debt securities at their respective addresses set forth in the register of holders of debt securities. Unless otherwise indicated in the prospectus supplement, the trustee initially will be a paying agent and registrar under the indenture. We may act as paying agent or registrar under the indenture.
Unless otherwise indicated in the applicable prospectus supplement, interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and interest will not accrue for the intervening period.
Purchase of Debt Securities upon a Change of Control Repurchase Event
If a change of control repurchase event occurs, unless Broadridge has redeemed any applicable series of debt securities, Broadridge will be required to make an offer to each holder of the debt securities of such series to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s debt securities of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of the debt securities of such series repurchased plus any accrued and unpaid interest on the debt securities of such series repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Broadridge, prior to any change of control, but after the public announcement of the change of control, Broadridge will mail (or electronically deliver) a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the debt securities of such series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice will, if sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Broadridge will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the debt securities of such series as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the debt securities of such series, Broadridge will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the debt securities of such series by virtue of compliance with such securities laws or regulations.
Broadridge will not be required to make an offer to repurchase the debt securities of such series upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Broadridge and such third party purchases all debt securities of such series properly tendered and not withdrawn under its offer.
The change of control repurchase event feature of the debt securities of such series may in certain circumstances make more difficult or discourage a sale or takeover of Broadridge. Subject to the limitations discussed below, Broadridge could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Broadridge or credit ratings of the debt securities.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“change of control” means the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Broadridge and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than Broadridge or one of its subsidiaries; or (2) Broadridge becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than Broadridge or its subsidiaries, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) of the Exchange Act) of more than 50% of the combined voting power of Broadridge’s voting stock or other voting stock into which Broadridge’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares. A transaction will not be deemed to involve a change of control under clause (2) above if (i) Broadridge becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the voting stock of Broadridge immediately prior to that transaction or (B) immediately following that transaction, no person (other than one or more holding companies satisfying the requirements of this sentence) is the beneficial owner of more than 50% of the voting stock of such holding company.
“change of control repurchase event” means the occurrence of both a change of control and a ratings event.
“Fitch” means Fitch Ratings, Inc., or any successor to the rating agency business thereof.
“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Broadridge.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“rating agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P and Fitch ceases to rate the debt securities of any series or fails to make a rating of the debt securities of any series publicly available for reasons outside of the control of Broadridge, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by Broadridge as a replacement for such rating agency.
“ratings event” means that at any time within 60 days after the earlier of (i) the date of the first public occurrence of a change of control and (ii) the date of public notice of an agreement that, if consummated, would result in a change of control the rating of the notes is lowered by one or more categories (i.e., notches) by at least two of the three rating agencies and the applicable series of debt securities are rated below investment grade by at least two of the three rating agencies on any day during such period (which period will be extended so long as the rating of the debt securities of such series is under publicly announced consideration for a possible downgrade by any of the rating agencies); provided that, in each case, any such ratings event is expressly stated by the applicable rating agency to have been the result of the change of control.
“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.
“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Certain Covenants
Unless otherwise indicated in the applicable prospectus supplement, the indenture governing the terms of the debt securities will contain the following principal covenants:

Limitation on Liens
Broadridge will not, and will not permit any Significant Subsidiary to, create, incur or assume any lien on any Principal Property to secure indebtedness for borrowed money of Broadridge or any Significant Subsidiary, without securing the debt securities of each series equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, subject to certain exceptions. Exceptions include:
•	liens existing on the date of the creation of the debt securities of such series;
•
liens on Principal Property of a person at the time it becomes a subsidiary securing only indebtedness of such person; provided such indebtedness was not incurred in connection with such person or entity becoming a subsidiary and such liens do not extend to any Principal Property other than those of the person becoming a subsidiary;

•
liens existing on Principal Property created at the time of, or within 18 months after, the acquisition, purchase, lease, improvement or development of such Principal Property to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such Principal Property;

•
liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to herein or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien is limited to all or part of substantially the same property which secured the lien extended, renewed or replaced and the amount of indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding);

•	liens on Principal Property incurred in permitted sale and leaseback transactions;
•	liens in favor of only Broadridge or one or more subsidiaries granted by Broadridge or a subsidiary to secure any obligations owed to Broadridge or a subsidiary of Broadridge;
•
liens on Principal Property of any subsidiary of Broadridge registered as a “broker” or a “dealer” as such terms are defined in Sections 3(a)(4) and (5) of the Exchange Act of 1934 (herein referred to as the “Exchange Act”) created or otherwise arising in the ordinary course of such subsidiary’s business;

•	liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by Broadridge or any Significant Subsidiary in the ordinary course of business;
•	liens in favor of the trustee granted in accordance with the indenture;
•
liens for taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or not yet subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings and for which Broadridge or any Significant Subsidiary, as applicable, has maintained adequate reserves in accordance with GAAP; and

•
liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions permitted under “—Limitation on Sale and Leaseback Transactions” below, do not exceed the greater of (i) 7.5% of Total Assets measured at the date of incurrence of any such lien and (ii) $650 million.

Limitation on Sale and Leaseback Transactions
Broadridge will not, and will not permit any Significant Subsidiary to, enter into any arrangement with any third party lender or investor pursuant to which Broadridge or any Significant Subsidiary leases any Principal Property that has been or is to be sold or transferred by Broadridge or the Significant Subsidiary to such third party lender or investor (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if Broadridge or such Significant Subsidiary would be entitled to incur indebtedness secured by a lien on the Principal Property to be leased (without equally and ratably securing the outstanding debt securities of any series) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).

In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:
•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;
•	leases between only Broadridge and a subsidiary of Broadridge or only between subsidiaries of Broadridge;
•
leases where the proceeds are at least equal to the fair market value (as determined by Broadridge’s board of directors) of the property and Broadridge applies within 180 days after the sale of an amount equal to the greater of the net proceeds of the sale or the attributable debt associated with the property to the retirement of long-term secured indebtedness; and

•
leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property.

Limitation on Consolidation, Merger and Sale of Assets
Broadridge may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its property and assets taken as a whole to another entity unless:
•
either (1) Broadridge is the surviving or continuing corporation or (2) the successor entity, if other than Broadridge, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes all of Broadridge’s obligations under the debt securities of all series and the indenture;

•	immediately after giving effect to the transaction, no event of default (as defined below) has occurred and is continuing; and
•	certain other conditions are met, including delivery by us to the Trustee of an officer’s certificate and opinion of counsel as required by the indenture.
In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, Broadridge under the indenture and, subject to the terms of the indenture, Broadridge will be released from the obligation to pay principal and interest on the debt securities and all obligations under the indenture.
Events of Default
Each of the following is an “event of default” under the indenture with respect to the debt securities of any series:
(1)	a failure to pay principal of or premium, if any, on the debt securities of such series when due at its stated maturity date, upon optional redemption or otherwise;
(2)	a failure to pay interest on the debt securities of such series when due and payable, continued for 30 days;
(3)	certain events of bankruptcy, insolvency or reorganization involving Broadridge;
(4)	a failure to comply with “—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets” covenant described above;
(5)
a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (4) immediately above) for 60 days after a Notice of Default (as defined below) is given to Broadridge; and

(6)
(1) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Broadridge (other than indebtedness of Broadridge owing to any of its subsidiaries) outstanding in an amount in excess of $200.0 million or its foreign currency equivalent at the time and continuance of this failure to pay or (2) a default on any indebtedness of Broadridge (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $200.0 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (1) or (2) above; provided, however, that if any failure, default or acceleration referred to in clauses (1) or (2) above ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.

No event of default with respect to a single series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities.
A default under clause (4) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series notify Broadridge of the default and Broadridge does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”
Broadridge shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Broadridge is taking or proposes to take with respect thereto.
If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to Broadridge) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare, by notice to Broadridge in writing (and to the trustee, if given by the holders of the debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the outstanding debt securities of such series, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Broadridge shall occur, such amount with respect to all the outstanding debt securities of such series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the outstanding debt securities of such series. Unless as otherwise provided herein, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of outstanding debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the outstanding debt securities of such series if all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the outstanding debt securities of such series, have been cured or waived as provided in the indenture.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of such series, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.
No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:
(a)	such holder has previously given to the trustee written notice of a continuing event of default;
(b)
the registered holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

(c)
the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any debt securities for enforcement of payment of the principal of, and premium, if any, or interest on, such debt securities on or after the respective due dates expressed in such debt securities.
The indenture requires Broadridge to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture. Upon becoming aware of any default or event of default, Broadridge is required to deliver to the trustee a statement specifying such default or event of default.
Definitions
The indenture contains the following defined terms:
“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture.
“guarantee” means any obligation, contingent or otherwise, of any person guaranteeing any indebtedness of any other person and any obligation, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.
“incur” means issue, assume, guarantee or otherwise become liable for.
“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).
“Non-recourse Obligation” means indebtedness or other obligations substantially related to the financing of a project involving the development or expansion of properties of Broadridge or any direct or indirect subsidiaries of Broadridge, as to which the obligee with respect to such indebtedness or obligation has no recourse to Broadridge or any direct or indirect subsidiary of Broadridge or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
“Principal Property” means any real property, fixtures, machinery and equipment relating to any facility, together with the land upon which it is erected and fixtures comprising a part thereof, owned by Broadridge or any Significant Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1.0% of Total Assets, other than any such manufacturing plant or warehouse or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) which, in the opinion of the board of directors or management of Broadridge, is not of material importance to the total business conducted by Broadridge and its subsidiaries, taken as a whole.
“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.
“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Total Assets” means the total consolidated assets of Broadridge and its subsidiaries determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Broadridge and calculated on a pro forma basis to give effect to any investments and acquisitions that have been made by Broadridge or any of its subsidiaries as if they had occurred on date of the most recent balance sheet.
Modification and Waiver
Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such amendment (including consents obtained in connection with a tender offer or exchange for the debt securities of such series). Broadridge and the trustee may, without the consent of any holders, change the indenture for any of the following purposes:
•	to evidence the succession of another person to Broadridge and the assumption by any such successor of the covenants of Broadridge under the indenture and the debt securities;
•	to add to the covenants of Broadridge for the benefit of holders of the debt securities or to surrender any right or power conferred upon Broadridge;
•	to add any additional events of default for the benefit of holders of the debt securities;
•
to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to secure the debt securities;
•	to add or appoint a successor or separate trustee;
•	to cure any ambiguity, mistake, defect or inconsistency;
•	to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of debt securities;
•	to make any other change that would not materially adversely affect the holders of the debt securities of such series;
•
to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 (the “Act”);

•	to conform the indenture to this Description of Debt Securities; and
•	to reflect the issuance of additional debt securities of a particular series as permitted by the indenture.
Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each outstanding debt security affected thereby:
•	make any change to the percentage of principal amount of debt securities the holders of which must consent to an amendment, modification, supplement or waiver;
•	reduce the rate of or extend the time of payment for interest on any debt securities;
•	reduce the principal amount or extend the stated maturity of any debt securities;
•
reduce the redemption or repurchase price of any debt security, change the date on which any debt security is subject to redemption or repurchase or add redemption provisions to the debt securities (other than provisions relating to the number of days of notice to be given in the event of a redemption);

•	make any debt securities payable in money other than that stated in the indenture or the debt securities;
•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities; or
•	make any change in the ranking or priority of any debt securities that would adversely affect the holder of such debt securities.

The holders of at least a majority in principal amount of the outstanding debt securities may waive compliance by Broadridge with certain restrictive provisions of the indenture with respect to the debt securities. The holders of at least a majority in principal amount of the outstanding debt securities may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security.
Defeasance
Broadridge at any time may terminate all its obligations with respect to the debt securities of any series and the indenture (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of such series. Broadridge at any time may also terminate its obligations with respect to the debt securities of any series under the covenants described under “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” under clause (5) under “—Events of Default” and under the provisions described under “—Purchase of Debt Securities Upon a Change of Control Repurchase Event,” which termination is referred to in this prospectus as “covenant defeasance.” Broadridge may exercise its legal defeasance option with respect to any series of debt securities notwithstanding its prior exercise of its covenant defeasance option with respect to such series of debt securities.
If Broadridge exercises its legal defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default with respect thereto. If Broadridge exercises its covenant defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default specified in clauses (5) and (6) under “—Events of Default” with respect to the covenants described under “—Certain Covenants” and Broadridge will no longer be obligated to make an offer under the “—Purchase of Debt Securities Upon a Change of Control Repurchase Event” provision upon the occurrence of a change of control.
The legal defeasance option or the covenant defeasance option with respect to the debt securities of any series may be exercised only if:
(a)
Broadridge irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the debt securities being defeased to maturity or the Par Call Date, as applicable;

(b)
no default or event of default with respect to the debt securities of such series has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other indebtedness), and the granting of liens to secure such borrowings);

(c)	in the case of the legal defeasance option, Broadridge delivers to the trustee an opinion of counsel stating that:
(1)	Broadridge has received from the Internal Revenue Service a ruling; or
(2)
since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such opinion of counsel shall confirm that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(d)
in the case of the covenant defeasance option, Broadridge delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(e)
Broadridge delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of any series have been complied with as required by the indenture.

Discharge
When (i) Broadridge delivers to the trustee all outstanding debt securities of any series (other than debt securities replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of any series have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Broadridge irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of such series, including interest thereon, and if in either case Broadridge pays all other sums related to the debt securities of such series payable under the indenture by Broadridge, then the indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the debt securities of such series on demand of Broadridge accompanied by an officer’s certificate and an opinion of counsel of Broadridge.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK
General
The following description of certain terms of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our certificate of incorporation (the “Certificate of Incorporation”), our amended and restated by-laws (the “By-Laws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). For more information on how you can obtain the Certificate of Incorporation and the By-Laws, see “Where You Can Find More Information.”
Common Stock
Shares Outstanding. The Company is authorized to issue up to 650 million shares of common stock, par value $0.01 per share (the “Common Stock”).
Dividends. Subject to prior dividend rights of the holders of any shares of preferred stock of the Company (“Preferred Stock”), holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Company’s Board of Directors (the “Board”) out of funds legally available for that purpose. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.
Voting Rights. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of Common Stock do not have cumulative voting rights. This means a holder of a single share of Common Stock cannot cast more than one vote for each position to be filled on the Board. It also means the holders of a majority of the shares of Common Stock entitled to vote in the election of directors can elect all directors standing for election and the holders of the remaining shares will not be able to elect any directors.
Other Rights. In the event of any liquidation, dissolution or winding up of the Company, after the satisfaction in full of the liquidation preferences of holders of any shares of Preferred Stock, holders of shares of Common Stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of Common Stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of Common Stock are not currently entitled to pre-emptive rights.
Fully Paid. The issued and outstanding shares of Common Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of Common Stock that the Company may issue in the future will also be fully paid and non-assessable.
As of August 1, 2025, there were 117,129,320 shares of common stock issued and outstanding.
The prospectus supplement relating to any common stock being offered will include specific terms relating to the offering.
Preferred Stock
Under the Certificate of Incorporation, we are authorized to issue up to 25 million shares of preferred stock, having a par value of $0.01 per share. The preferred stock may be issued in one or more series, and the Board is expressly authorized to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. As of August 1, 2025, there were no shares of preferred stock issued and outstanding.
The prospectus supplement relating to any preferred stock being offered with include specific terms related to the offering.
Anti-takeover Effects of Our Certificate of Incorporation and By-Laws and Delaware Law
Some provisions of Delaware law, the Certificate of Incorporation and By-Laws could make the following more difficult:
•	acquisition of the Company by means of a tender offer;

•	acquisition of the Company by means of a proxy contest or otherwise; or
•	removal of the Company’s incumbent officers and directors.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.
Size of Board and Vacancies
The By-Laws provide that the Board will have one or more members, which number will be determined by resolution of the Board. Directors are elected at each annual meeting of stockholders majority of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote in the election. Any director may be removed at any time, with or without cause, upon the affirmative vote of holders of a majority of the outstanding shares of Common Stock. Newly created directorships resulting from any increase in the Company’s authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, removal from office or other cause may be filled by the majority vote of the Company’s remaining directors in office, or by the sole remaining director, or by a majority vote of the Company’s stockholders at a special meeting called for that purpose. If at such special meeting no person nominated to fill the vacancy receives a majority of such votes, then such vacancy will be filled by the majority of remaining directors in office.
Elimination of Stockholder Action by Written Consent
The Certificate of Incorporation eliminates the right of the Company’s stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of the Company’s stockholders.
Stockholder Meetings
Under the By-Laws, only the Company’s chairman, chief executive officer, the Board and the secretary may call special meetings of the Company’s stockholders. Stockholders who in the aggregate beneficially own at least 20% of the voting power of all outstanding shares of Common Stock may call a special meeting of the Company’s stockholders through the secretary upon proper written request to the secretary.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The By-Laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the Board or a committee of the Board.
Delaware Anti-takeover Law
The Company is subject to Section 203 of the DGCL (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.
No Cumulative Voting
Neither the Certificate of Incorporation nor By-Laws provide for cumulative voting in the election of directors.

Undesignated Preferred Stock
The authorization of the Company’s undesignated Preferred Stock makes it possible for the Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.
Transfer Agent and Registrar
Our transfer agent and registrar is Broadridge Issuer Solutions.
New York Stock Exchange Listing
The Common Stock is listed on the New York Stock Exchange under the ticker symbol “BR.”

DESCRIPTION OF OTHER SECURITIES
We will set forth, in the applicable prospectus supplement, a description of any warrants, depositary shares, purchase contracts or purchase units that may be offered pursuant to this prospectus.

SELLING SECURITYHOLDERS
Selling securityholders are persons or entities that have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.
The applicable prospectus supplement will set forth the name of each selling securityholder and the number of and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION
We and any selling securityholder may sell the securities described in this prospectus from time to time in one or more transactions:
•	to purchasers directly;
•	to underwriters for public offering and sale by them;
•	through agents;
•	through dealers; or
•	through a combination of any of the foregoing methods of sale.
We and any selling securityholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we or any selling securityholder are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.
The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us or any selling securityholder from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any “at the market” offering of securities by or on our behalf or on behalf of any selling securityholder.
Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.
Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.
The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.
We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.
If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.
Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, White & Case LLP, New York, New York, will pass upon legal matters relating to the validity of the securities offered in this prospectus for us.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, of Broadridge Financial Solutions, Inc., incorporated by reference in this Prospectus, and the effectiveness of Broadridge Financial Solutions, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated by reference in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC.
We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.
We maintain an Internet site at http://www.broadridge.com. Our website and the information contained on that site, or connected to that site, are not incorporated by reference into this prospectus or the registration statement and are not made a part of this prospectus or the registration statement.

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference in this prospectus (except for any information included in such documents under Item 2.02 and Item 7.01 pursuant to Regulation FD (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K, which shall not be deemed “filed” for any purpose):
•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 (filed on August 5, 2025); and
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 from our Definitive Proxy Statement on Schedule 14A to be filed with the SEC on or about October 2, 2025.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the registration statement of which this prospectus is a part ceases to be effective shall be deemed to be incorporated in this prospectus by reference. The information contained on our website (http://www.broadridge.com) is not incorporated into this prospectus.
You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning us at the following address: Broadridge Financial Solutions, Inc., 5 Dakota Drive, Lake Success, NY 11042, Attention: Investor Relations (telephone: 516-472-5400).